AMENDMENT
                                       TO
                        ADMINISTRATIVE SERVICES AGREEMENT


The Administrative Services Agreement between AAL Capital Management Corporation and Aid Association for Lutherans, effective August 28, 1996, is hereby amended, effective November 19, 1997, as follows:

         Schedule A attached to the Administrative Services Agreement is amended to add the AAL Variable Product International Stock Portfolio and the AAL Variable Product High Yield Bond Portfolio. Schedule A, effective as of March 1, 1998, is attached hereto.

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be signed by the respective officers effective December 11, 1997.


ATTEST:                                     AAL CAPITAL MANAGEMENT
                                            CORPORATION


By: /s/ Robert G. Same                      By:  /s/ Ronald G.Anderson
    ---------------------------                  ---------------------------
    Robert G. Same, Secretary                    Ronald G. Anderson, President


ATTEST:                                     AID ASSOCIATION FOR LUTHERANS



By: /s/Woodrow E. Eno                       By: /s/John O. Gilbert
    ---------------------------                 ---------------------------
    Woodrow E. Eno, Senior Vice                 John O. Gilbert, President and
    President, General Counsel                  and Chief Executive Officer
    and Secretary



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                                   SCHEDULE A

Portfolios of the AAL Variable Product Series Fund, Inc.

The AAL Variable Product Large Company  Stock Portfolio

The AAL Variable Product Small Company  Stock Portfolio

The AAL Variable Product Bond Portfolio

The AAL Variable Product Balanced Portfolio

The AAL Variable Product Money Market Portfolio

The AAL Variable Product International Stock Portfolio

The AAL Variable Product High Yield Bond Portfolio